Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT
AGREEMENT AND DOMESTIC SECURITY AGREEMENT
     This First Amendment to Amended and Restated Credit Agreement and Domestic Security Agreement (this “Amendment”) is made and entered into effective as of the 17th day of September, 2008 (the “First Amendment Effective Date”), by and among ION GEOPHYSICAL CORPORATION, a Delaware corporation (the “Domestic Borrower”), ION INTERNATIONAL S.À R.L., a Luxembourg private limited company (société à responsabilité limitée), having its registered office at 560A rue de Neudorf, L-2220 Luxembourg, with a share capital of EUR12,500, and registered with the Luxembourg Register of Commerce and Companies under the number B-135.679 (the “Foreign Borrower” and together with the Domestic Borrower, the “Borrowers”), the Guarantors party hereto (the “Guarantors”), the Lenders party hereto, HSBC BANK USA, N.A. (“HSBC”), as Administrative Agent, Joint Lead Arranger and Joint Bookrunner, ABN AMRO INCORPORATED, as Joint Lead Arranger and Joint Bookrunner (“ABN AMRO”, in such capacity and together with HSBC, the “Arrangers”) and CITIBANK, N.A., as Syndication Agent.
RECITALS
     WHEREAS, the above-named parties have entered into that certain Amended and Restated Credit Agreement dated as of July 3, 2008 (as amended or restated from time to time prior to the date hereof, the “Credit Agreement”), by and among the Borrowers, the Guarantors, the Lenders and the Administrative Agent; and
     WHEREAS, the Borrowers have now asked the Lenders and the Administrative Agent to amend certain provisions of the Credit Agreement, including, without limitation, specifically to advance additional funds thereunder, amend certain covenants, make other changes and increase the Revolving Commitments thereunder, and said parties are willing to do so subject to the terms and conditions set forth herein, provided that the Domestic Borrower and Domestic Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and each other Loan Document to which each is a party and that the Foreign Borrower and Foreign Guarantors ratify and confirm all of their respective obligations under the Credit Agreement and each other Loan Document to which each is a party.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, Borrowers, Guarantors, the Lenders party hereto and the Administrative Agent agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.
          2. Amendments. (a) The Credit Agreement is hereby amended as follows:
     (i) Amendments to Section 1.01. Section 1.01 is hereby amended by deleting the following definitions and restating them in their entirety to read as follows:
“Alternative Currency” means with respect to any Loan or Letter of Credit, Euros, Pounds Sterling or Canadian Dollars.

“Applicable Margin” means, on any day, for any Revolving Loan, the applicable per annum percentage set forth at the appropriate intersection in the Revolving Loans table shown below, and, for the Term Loans, the applicable per annum percentage set forth at the appropriate intersection in the Term Loans table shown below, each of which is based on the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Domestic Borrower is required to have delivered the financial statements and Compliance Certificate pursuant to Section 5.01 hereof (as such Leverage Ratio is reflected in the Compliance Certificate delivered under Section 5.01(c) by the Domestic Borrower in connection with such financial statements):
Revolving Loans

Level	Leverage Ratio	LIBO Rate Margin	ABR Margin
I	<0.75x	1.875%	0.375%
II	≥0.75x<1.25x	2.125%	0.625%
III	≥1.25x<1.75x	2.375%	0.875%
IV	≥1.75x<2.25x	2.625%	1.125%
V	≥2.25x	2.875%	1.375%
Term Loans

Level	Leverage Ratio	LIBO Rate Margin	ABR Margin
I	<0.75x	2.125%	0.625%
II	≥0.75x<1.25x	2.375%	0.875%
III	≥1.25x<1.75x	2.625%	1.125%
IV	≥1.75x<2.25x	2.875%	1.375%
V	≥2.25x	3.125%	1.625%
Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are required to be delivered pursuant to Section 5.01, commencing with the date on which such financial statements and Compliance Certificate are required to be delivered for the four-quarter period ending June 30, 2008. Notwithstanding the foregoing, for the two (2) quarterly periods following the date of the initial Term Loan Borrowing, the Applicable Margin shall be determined at Level IV. In the event that any financial statement delivered pursuant to Section 5.01 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Revolving Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Domestic Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.16(a). This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.11(d) and their other respective rights under this Agreement. If the Domestic Borrower fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to the delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level V and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Domestic Borrower. The Applicable Margin for the Term Loans shall be increased by 0.25% at all levels, and the Applicable Margin for the Revolving Loans shall be increased by 0.50% at all levels, in each case, commencing on the First Amendment Effective Date and ending on the date the Domestic Borrower repays the Revolving Loans borrowed for the purpose of financing the ARAM Acquisition.
“Availability Period” means (i) in regard to the Revolving Loans, the period from and including the Effective Date of the Credit Agreement to but excluding the earlier of the Revolving Credit Termination Date and the date of termination of all of the Revolving Loan Commitments as set forth herein and (ii) in regard to the Term Loan, the period from and including the First Amendment Effective Date to and including the sooner of (a) November 1, 2008, and (b) the date on which the Term Loans are funded.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of any Loan to which the LIBO Rate is applicable, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by either Borrower for a Revolving Loan Borrowing or a request by the Domestic Borrower for a Term Loan, in each case, in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York, Houston, Texas or Calgary, Alberta, Canada are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits or Alternative Currencies in the London interbank market (and if the Borrowings which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day that is not a TARGET day).
“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(b).
“Domestic Security Agreement” means a Security and Pledge Agreement securing the Domestic Loans and guarantees thereof.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Issuing Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income, however denominated, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located.
“Fee Letters” means: (i) the letter agreement dated July 2, 2008, among the Borrowers and the Administrative Agent pertaining to certain fees payable to the Administrative Agent and (ii) the letter agreement dated August 28, 2008, between the Domestic Borrower and the Administrative Agent related to the Term Loan Commitments.
“Interest Election Request” means a request by either Borrower to convert or continue a Borrowing in accordance with Section 2.06 and substantially in the form attached hereto as Exhibit 2.06 or such other form reasonably acceptable to the Administrative Agent.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower or converted into a Revolving Loan pursuant to Section 2.04(e) at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Loans” means all Revolving Loans and Term Loans made by the Lenders to a Borrower pursuant to this Agreement, and a Loan shall mean either a Revolving Loan or a Term Loan.
“Material Contract” means any contract or agreement, written or oral, to which a Borrower or any of its Subsidiaries is a party (other than the Loan Documents) that is listed as a “Material Contract” in the most recently filed Annual Report of the Domestic Borrower on Form 10-K, or in any Quarterly Report of the Domestic Borrower on Form 10-Q or Current Report of the Domestic Borrower on Form 8-K filed thereafter (each as may be amended) until the Form 10-K for the immediately succeeding fiscal year is filed.
“Note” has the meaning set forth in Section 2.08(h).
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Loan Commitments and, prior to the funding of the Term Loans, and, as applicable, Term Loan Commitments, or, after the funding of the Term Loans, outstanding Term Loans, representing more than 50.0% of the sum of the total Revolving Credit Exposures, unused Revolving Loan Commitments and, as applicable, Term Loan Commitments or outstanding Term Loans at such time.
“Restricted Payment” means: (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower, or any of their Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in any Borrower or any of its Subsidiaries, or (ii) any principal repayment, defeasance, sinking fund or similar deposit, whether in cash, securities or other property, of the Junior Financing or the ARAM Sellers’ Note.

“Revolving Credit Termination Date” means July 3, 2013, provided, the Administrative Agent may accelerate the maturity date of the Revolving Loans such that the Revolving Credit Termination Date shall be the Advanced Maturity Date if the Junior Financing is not either paid in full or refinanced on or prior to the Advanced Maturity Date pursuant to terms reasonably satisfactory to the Administrative Agent, said acceleration to be effective upon written notice given to the Domestic Borrower by the Administrative Agent no later than thirty (30) days following the fourth anniversary date of the First Amendment Effective Date.
“Revolving Loan” means a Loan made pursuant to any of Sections 2.01(a)-(c).
“Super Majority Lenders” means, at any time, Lenders having Revolving Credit Exposures, unused Revolving Loan Commitments and, prior to the funding of the Term Loans, and, as applicable, Term Loan Commitments, or, after the funding of the Term Loans, outstanding Term Loans, representing more than 66 2/3% of the sum of the total Revolving Credit Exposures, unused Revolving Loan Commitments and, as applicable, Term Loan Commitments or outstanding Term Loans at such time.
     (ii) Section 1.01 is hereby further amended by adding the following definitions thereto in the proper alphabetical order.
“Advanced Maturity Date” means the date that is six months prior to the date any Junior Financing (other than the Short Term Interim Junior Financing) is scheduled to mature.
“ARAM” means ARAM Systems Ltd., an Alberta corporation, and its permitted successors and assigns.
“ARAM Acquisition” means the acquisition of ARAM and certain of its subsidiaries or Affiliates, including Canadian Seismic Rentals, Inc., an Alberta corporation, pursuant to the terms of the ARAM Purchase Agreement.
“ARAM Purchase Agreement” means that certain Amended and Restated Share Purchase Agreement, dated as of September 17, 2008, by and among Domestic Borrower, ARAM, Canadian Seismic Rentals Inc. and the “Sellers” named therein, as amended, restated, or otherwise modified from time to time.
“ARAM Sellers’ Note” means that certain unsecured promissory note, in an aggregate principal amount not in excess of $35,000,000, that will mature no later than the first anniversary of the closing of the ARAM Acquisition, anticipated to be issued by 3226509 Nova Scotia Company, a Nova Scotia unlimited liability company and successor by assignment to the Domestic Borrower under the ARAM Purchase Agreement, made to the favor of the sellers of ARAM and certain of its Affiliates pursuant to the terms of the ARAM Purchase Agreement.
“Canadian Dollars” refers to lawful money of Canada.
“Domestic Lenders” means, collectively, the Domestic Revolving Lenders and the Term Loan Lenders.
“Domestic Loans” means collectively, the Domestic Revolving Loans and the Term Loans.
“First Amendment” means that certain First Amendment to Credit Agreement and Domestic Security Agreement, dated as of September 17, 2008, by and among the Domestic Borrower,

Foreign Borrower, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.
“First Amendment Effective Date” means September 17, 2008.
“Interim Junior Financing” means one or more interim or bridge loans or financings, including, without limitation, the Short Term Interim Junior Financing, in a principal amount not exceeding $150,000,000 at any time outstanding, issued by any party to the Domestic Borrower as an intermediate financing vehicle to be refinanced or repaid from the proceeds of, or converted into, the Long Term Junior Financing on terms reasonably satisfactory to the Administrative Agent.
“Junior Financing” means the Interim Junior Financing or the Long Term Junior Financing, as applicable.
“Long Term Junior Financing” means (i) the unsecured notes or debentures in the original principal amount of up to $175,000,000, anticipated on the First Amendment Effective Date to be issued by the Domestic Borrower and underwritten by Jefferies & Company and/or Jefferies Finance or any Affiliate of either, or (ii) any extension of the Interim Junior Financing beyond the first anniversary thereof, which, in each case, shall have a stated maturity date of not less than five (5) years after the original date of issuance and shall be on terms reasonably satisfactory to the Administrative Agent.
“Revolving Lender” means a Lender making Revolving Loans hereunder.
“Short Term Interim Junior Financing” means one or more unsecured loans, with a maturity date of no later than December 31, 2008, and in an original principal amount not exceeding $41,000,000, made by any party to the Domestic Borrower as an intermediate financing vehicle to be repaid from the proceeds of any other Interim Junior Financing or the Long Term Junior Financing, on terms reasonably satisfactory to the Administrative Agent.
“Term Loan” means any Loans made pursuant to Section 2.01(e) hereof.
“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make its Term Loan. The amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Term Loan Lenders’ Term Loan Commitments is $125,000,000.
“Term Loan Lender” means a Lender making a portion of the Term Loans hereunder.
“Term Loan Maturity Date” means September 17, 2013, provided, the Administrative Agent may accelerate the maturity date of the Term Loans such that the Term Loan Maturity Date shall be the Advanced Maturity Date if the Junior Financing is not either paid in full or refinanced on or prior to the Advanced Maturity Date pursuant to terms reasonably satisfactory to the Administrative Agent, said acceleration to be effective upon written notice given to the Domestic Borrower by the Administrative Agent no later than thirty (30) days following the fourth anniversary date of the First Amendment Effective Date.
     (iii) Section 1.01 is hereby further amended by changing the reference in “Change in Law” from “Section 2.14(b)” to “Section 2.13(b)”.

          (b) Amendment to Section 2.01. Section 2.01 is hereby amended by deleting Section 2.01 in its entirety and restating Section 2.01 to read as follows:
     “SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to a Borrower from time to time during the Availability Period in an aggregate principal amount up to such Lender’s Revolving Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.”
     “(b) Subject to Section 2.18, Revolving Loans may, at the option of the Domestic Borrower, be requested in an aggregate amount of not more than $75,000,000 or an Equivalent Amount in an Alternative Currency calculated as of the date such Loans are requested (each a “Domestic Revolving Loan”), provided, for the period commencing on the First Amendment Effective Date and ending on the date of the funding of the Junior Financing (other than the Short Term Interim Junior Financing), but in no event later than December 31, 2008, an aggregate amount of up to $110,000,000 of the Revolving Loan Commitment may be requested and advanced in Dollars notwithstanding anything to the contrary in Section 2.18(h), provided further, until the closing of the ARAM Acquisition (including the payment of the cash portion of the consideration therefor), said amount shall be $85,000,000 plus the maximum amount available to be drawn under any Letters of Credit outstanding on the First Amendment Effective Date.
     “(c) Subject to Section 2.18, Revolving Loans may, at the option of the Foreign Borrower, be requested in an aggregate amount of not more than $60,000,000 or an Equivalent Amount in an Alternative Currency calculated as of the date such Loans are requested (each a “Foreign Revolving Loan”).”
     “(d) Notwithstanding the foregoing clauses (b) and (c), the aggregate principal amount of all Foreign Revolving Loans and all Domestic Revolving Loans, including the total LC Exposure at any time outstanding, shall not exceed the total of all of the Revolving Lenders’ Revolving Loan Commitments.”
     “(e) Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a single Term Loan to the Domestic Borrower on any Business Day during the applicable Availability Period, in an aggregate principal amount of up to such Lender’s Term Loan Commitment. The Term Loans shall be advanced in a single advance made by each Term Loan Lender in Dollars and the Term Loan Commitments shall automatically expire following said advance, provided that the Domestic Borrower shall continue to be able to continue or convert Term Loan Borrowings from one Type to another at the end of any applicable Interest Period, assuming no Default has occurred and is continuing. Amounts borrowed as Term Loans and repaid or prepaid may not be reborrowed.”

          (c) Amendment to Section 2.02. Section 2.02 is hereby amended by re-lettering paragraphs (b), (c) and (d) thereof as paragraphs (c), (d) and (e) respectively, and restating paragraph (a) in its entirety, and adding a new paragraph (b), each to read as follows:
     “(a) Each Revolving Loan and any continuations of any Interest Periods thereunder or conversions from one Type of Borrowing to another shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required.”
     “(b) The Term Loans and any continuations of any Interest Periods thereunder or conversions from one Type of Borrowing to another shall be made ratably by the Term Loan Lenders in accordance with their respective Term Loan Commitments. The failure of any Term Loan Lender to make its Term Loan shall not relieve any other Term Loan Lender of its obligations hereunder, provided the Term Loan Commitments of the Term Loan Lenders are several and no Term Loan Lender shall be responsible for the obligations of any other Term Loan Lender.”
          (d) Amendment to Section 2.03. Section 2.03 is hereby amended by deleting the word “Revolving” in the first line thereof.
          (e) Amendment to Section 2.04. Section 2.04 is hereby amended by replacing each reference to “Lender”, “Lender’s”, “Lenders’” and “Lenders” therein that is not preceded by the word “Issuing” with a reference to “Revolving Lender”, “Revolving Lender’s”, “Revolving Lenders’” and “Revolving Lenders”, respectively.
          (f) Amendment to Section 2.07. Section 2.07 is hereby amended by replacing each reference therein to “Lenders’” and “Lenders” with a reference to “Revolving Lenders’” and “Revolving Lenders”, respectively.
          (g) Amendment to Section 2.08. Section 2.08 is hereby amended by relettering paragraphs (b) through (g) as paragraphs (c) through (h), respectively (and all references in the Credit Agreement to such paragraphs shall be relettered accordingly), by restating paragraph (a) in its entirety, restating paragraph (f) (formerly paragraph (e)) in its entirety, and by inserting a new paragraph (b), each to read as follows:
     “(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Termination Date. In addition, the Domestic Borrower promises to repay all amounts borrowed as Revolving Loans that are used to fund the ARAM Acquisition from the proceeds received from any Junior Financing (other than from the Short Term Interim Junior Financing) promptly following the funding thereof, or if there is no such funding, upon the cancellation of the commitment to provide such Junior Financing, and, in any event, irrespective of any commitment for, or funding of, such Junior Financing, on or before December 31, 2008.
     “(b) The Domestic Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender the then aggregate unpaid principal amount of the Term Loans made to such Borrower on the Term Loan Maturity Date. In addition, the principal balance of the Term Loan shall be repaid in installments paid quarterly in amounts shown on the schedule below, said payments to be made on the last Business Day of each fiscal quarter commencing on December 31, 2008.”

December 31, 2008	$4,687,500
March 31, 2009	$4,687,500
June 30, 2009	$4,687,500
September 30, 2009	$4,687,500
December 31, 2009	$4,687,500
March 31, 2010	$4,687,500
June 30, 2010	$4,687,500
September 30, 2010	$4,687,500
December 31, 2010	$6,250,000
March 31, 2011	$6,250,000
June 30, 2011	$6,250,000
September 30, 2011	$6,250,000
December 31, 2011	$6,250,000
March 31, 2012	$6,250,000
June 30, 2012	$6,250,000
September 30, 2012	$6,250,000
December 31, 2012	$9,375,000
March 31, 2013	$9,375,000
June 30, 2013	$9,375,000
September 17, 2013	$9,375,000
     “(f) If at any time Administrative Agent notifies (i) the Domestic Borrower in writing that the amount of all Domestic Revolving Loans outstanding exceeds the Revolving Loan Commitments then in effect with respect to Domestic Revolving Loans pursuant to Section 2.01(b) (as may be proportionally increased or otherwise modified pursuant to Section 2.18(h)) or (ii) the Foreign Borrower in writing that the amount of all Foreign Revolving Loans outstanding exceeds the Revolving Loan Commitments then in effect with respect to Foreign Revolving Loans pursuant to Section 2.01(c) (as may be proportionally increased or otherwise modified pursuant to Section 2.18(h)), or, in either case, the

Equivalent Amount in an Alternative Currency, the applicable Borrower shall, within ten (10) days of such notice, either (at the applicable Borrower’s option) repay the applicable Loans or deposit cash in an account with the Administrative Agent until the end of the applicable Interest Period, in either case, in an aggregate amount sufficient to reduce such amount outstanding as of such date of payment such that amount outstanding does not exceed the Revolving Lenders’ Revolving Loan Commitments or an Equivalent Amount in an Alternative Currency.”
     (h) Amendment to Section 2.09. Section 2.09 is hereby amended by replacing the text “Lenders” in the third sentence of paragraph (c) thereof with the text “Revolving Lenders”.
     (i) Amendment to Section 2.10. Section 2.10 is hereby amended by replacing the text “each Lender” in each place such text appears in paragraphs (a) and (b) of Section 2.10 with the text “each Revolving Lender”, relettering paragraphs (d) and (e) as (e) and (f), respectively, restating paragraph (c) in its entirety, and inserting a new paragraph (d), each to read as follows:
     “(c) The Domestic Borrower shall pay to the Administrative Agent or the Term Loan Arrangers, as applicable, for their own account, or otherwise to be distributed as determined by said Arrangers, fees payable in the amounts and at the times specified in Commitment Letter for the Term Loan dated as of July 7, 2008 and the Fee Letters, or otherwise separately agreed upon, between the Domestic Borrower and any of said parties.
     “(d) In the event the Term Loan is not funded within ten (10) Business Days of the First Amendment Effective Date (other than as a result of any Term Loan Lender’s default under Section 2.01(e)), the Domestic Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender, a commitment fee equal to 0.50% per annum on the aggregate amount of the Term Loan Commitments, such fee to accrue only during the period from and after said tenth Business Day until the earlier to occur of (i) the funding of the Term Loans and (ii) the expiration of the Availability Period with respect to the Term Loans.”
     (j) Amendment to Section 2.11. Section 2.11 is hereby amended by restating paragraphs (a), (b) and (c) in their entirety to read as follows:
     “(a) Subject to Section 10.13, the Revolving Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans and any ABR Borrowing of the Term Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin for the Term Loans.
     “(b) Subject to Section 10.13, the Revolving Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for

Revolving Loans and any Eurodollar Borrowing of the Term Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for the Term Loans.
     “(c) The Loans comprising each Alternative Currency Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Revolving Loans.”
          (k) Amendment to Section 2.12. Section 2.12 is hereby amended by restating the first sentence thereof in its entirety prior to paragraphs
     (a) and (b) to read as follows:
     “SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing based on the Adjusted LIBO Rate:”
       (l) Amendment to Section 2.18. Section 2.18 is hereby amended by replacing each reference therein to “Lender”, “Lender’s”, “Lenders’” and “Lenders” that is not preceded by the word “New” with a reference to “Revolving Lender”, “Revolving Lender’s”, “Revolving Lenders’” and “Revolving Lenders”, respectively, and by restating paragraph (h) to read as follows:
     “(h) Upon the effectiveness of any Commitment Increase Agreement or pursuant to Section 3 of the First Amendment, Section 2.08(c), Schedule 2.01 and other pertinent sections hereof shall be automatically and proportionately modified to reflect (i) the increased Revolving Loan Commitment, (ii) the increase in the available aggregate amount of Domestic Revolving Loans, which shall not exceed 75% of the increased Revolving Loan Commitment (except as otherwise provided in the proviso of Section 2.01(b)) and (iii) the increase in the available aggregate amount of Foreign Revolving Loans, which shall not exceed 60% of the increased Revolving Loan Commitment, each as agreed between the Borrowers and the Administrative Agent, and all references to the foregoing shall be deemed amended mutatis mutandis.”
     (m) Amendment to Article IV. Article IV is hereby amended by inserting the following new Section 4.03:
     “SECTION 4.03. The obligations of the Term Loan Lenders to make Term Loans and of the Revolving Lenders to make Domestic Revolving Loans in an aggregate outstanding principal amount in excess of $75,000,000 or an Equivalent Amount computed in an Alternative Currency or to make Foreign Revolving Loans in an aggregate outstanding principal amount in excess of $60,000,000 or an Equivalent Amount computed in an Alternative Currency hereunder is subject to each of the following conditions:”
     “(a) The First Amendment shall be effective pursuant to Section 5 thereof.”
     “(b) All closing conditions to the consummation of the ARAM Acquisition, as set forth in the ARAM Purchase Agreement, shall have been satisfied or waived, except for the payment by the Domestic Borrower of the consideration therefor and the Administrative Agent shall have received a certificate from the Domestic Borrower so stating.”
     (n) Amendment to Article V and Article VI. The lead-in to each of Article V and Article VI is hereby amended and restated to read as follows:
     “Until the Revolving Loan Commitments and the Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (except as expressly permitted to extend past the Revolving Credit Termination Date pursuant to Section 2.04(c)) and all LC Disbursements shall have been reimbursed, each Borrower, for itself and its Subsidiaries, and each Guarantor, for itself, covenants and agrees with the Lenders that:”
     (o) Amendment to Section 5.08. Section 5.08 is hereby restated in its entirety to read as follows:
     “SECTION 5.08 Use of Proceeds and Letters of Credit. Each Borrower covenants and agrees that the proceeds of the Loans will be used only to (i) finance acquisitions, investments and share repurchases, including the ARAM Acquisition; (ii) pay the fees, expenses and other transaction costs of the transactions contemplated hereby (including in connection with the ARAM Acquisition); and (iii) in regard to the Revolving Loans only, fund working capital needs and general corporate purposes of each Borrower and its respective Subsidiaries. Each Borrower covenants and agrees that no part of the proceeds of any Loan will be used, whether directly or indirectly, (a) to repay any principal amount outstanding under the Junior Financing as the same comes due or (b) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of such Borrower and its Subsidiaries relating to their respective lines of business as currently conducted.”
     (p) Amendment to Section 5.15. Section 5.15 is hereby amended by adding a new paragraph (c) to read as follows:
     “(c) Foreign Borrower will not allow the sum total of all bank deposits held by it or any of its Affiliates or Subsidiaries in Luxembourg to be greater than $200,000 (or an equivalent amount in any other currency) and will establish and maintain a system to transfer all sums in excess of such limit to an account with a financial institution with which the Agent has a perfected security interest within three (3) local business days (defined as days on which commercial banks are generally open in Luxembourg).”

     (q) Amendment to Section 5.17. A new Section 5.17 is hereby added to the Credit Agreement to read as follows:
     “SECTION 5.17 Funding of ARAM Acquisition. No later than the earliest of (i) the funding date of the Junior Financing (other than the Short Term Interim Junior Financing), (ii) the stated termination or expiration date of the commitment for any such Junior Financing (other than the Short Term Interim Junior Financing) if the same has not been funded, and (iii) December 31, 2008, the Domestic Borrower will have cash on hand, which may include the proceeds of the Junior Financing (other than the Short Term Interim Junior Financing), sufficient to, and will: (a) repay Revolving Loans the proceeds of which were used to finance the ARAM Acquisition, and (b) make any remaining payments to the sellers of ARAM (including repayment of the ARAM Sellers’ Note and/or funding such sellers’ $35,000,000 escrow account in regard to the ARAM Acquisition).”
     (r) Amendment to Section 6.01. Section 6.01 of the Credit Agreement is hereby amended by amending and restating paragraph (l) thereof in its entirety, by deleting the word “and” at the end of the existing paragraph (p), amending and restating paragraph (q) in its entirety, and inserting new paragraphs (r) and (s), each to read as follows:
     “(l) Subordinated Indebtedness, provided, so long as the ARAM Sellers’ Note is outstanding, such Subordinated Indebtedness shall be limited to a maximum of $25,000,000;
     (q) Indebtedness of the Domestic Borrower under a Junior Financing;”
     “(r) Indebtedness of the Domestic Borrower or any Subsidiary under the ARAM Sellers’ Note and any guarantee thereof; and”
     “(s) Anything herein to the contrary notwithstanding, the Indebtedness permitted in paragraphs (g), (i), (j), (p), (q) and (r) of this Section 6.01 shall not in the aggregate exceed $350,000,000 at any time outstanding.”
     (s) Additional Amendments to Section 6.01. Section 6.01 of the Credit Agreement is hereby further amended by deleting the references in clauses (g), (i), (j) and (p) to “Section 6.01(q)” and inserting in place thereof in each such clause a reference to “Section 6.01(s)”, and by inserting the following new paragraph immediately following the new clause (s) set forth in the preceding Section 2(r) of this Amendment:
“Notwithstanding the foregoing, the Domestic Borrower and the Foreign Borrower each agrees that, to the extent that any of the documents or agreements governing any Junior Financing imposes upon the Borrowers any covenant with respect to the incurrence or maintenance of Indebtedness that is more restrictive on either Borrower or its respective Subsidiaries than this Section 6.01, then such more restrictive covenant shall be deemed to be incorporated herein by reference for the benefit of the Lenders, and shall continue in effect for purposes of this Agreement until the Long Term Junior Financing has been repaid, refinanced, extended or converted, regardless of any termination or any amendment or waiver of, or any consent to any deviation from, or any modification of, the documents or agreements governing any Junior Financing.”
     (t) Amendment to Section 6.04. Section 6.04 is hereby amended by deleting paragraph (g) thereof in its entirety and restating it as follows:
     “(g) any Asset Sale in an aggregate amount not to exceed the greater of $40,000,000 or ten percent (10%) of Net Worth in any twelve (12) month period, and in no event to exceed $100,000,000 over the term hereof, so long as after giving effect to such Asset Sale, the Domestic Borrower is in pro forma compliance with the covenants in Sections 6.14, 6.15 and 6.16; provided, that until the full and final repayment of all of the Interim Junior Financing, said limit shall be deemed to be the lesser of the foregoing amount or the maximum amount that would not trigger any required or mandatory payment, repurchase or redemption required under any agreement or document governing the Interim Junior Financing.”
     (u) Amendment to Section 6.05. Section 6.05 of the Credit Agreement is hereby amended by restating paragraph (e) in its entirety, deleting the word “and” at the end of the existing paragraph (k), replacing the period at the end of the existing paragraph (m) with “; and” and inserting a new paragraph (n), each to read as follows:
     “(e) Subject to the provisions of Section 6.05(m), so long as there is at least $25,000,000 in unused Revolving Loan Commitments, exclusive of outstanding Letters of Credit, prior to giving effect to such Investment, Investments in Subsidiaries in the same or similar line of business as the Borrowers and their Subsidiaries, or in other entities that do not constitute Subsidiaries, so long as such Investments do not exceed in any twelve (12) month period the lesser of twenty five percent (25%) of Net Worth and $200,000,000 (exclusive of the ARAM Acquisition); provided, if such additional amount is funded by new equity issuances in Domestic Borrower, such Investments do not exceed in any twelve (12) month period fifty percent (50%) of Net Worth;”
     “(n) Investments by the Domestic Borrower in Equity Interests in ARAM and Canadian Seismic Rentals Inc. as contemplated by the ARAM Acquisition.”
     (v) Amendment to Section 6.07. Section 6.07 of the Credit Agreement is hereby amended by (i) deleting the lead-in to Section 6.07 and restating it in its entirety to read as follows:
     “SECTION 6.07 Restricted Payments and Subordinated Indebtedness. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, any Restricted Payment or make any principal payments on any Subordinated Indebtedness, except:”
     ; and (ii) by deleting the word “and” at the end of the existing paragraph (e), replacing the period at the end of the existing paragraph (f) with a semicolon and inserting new paragraphs (g) and (h), each to read as follows:
     “(g) subject to the provisions of Section 5.08, so long as no Event of Default would result therefrom after giving effect thereto: (i) repayment of the Short Term Interim Junior Financing with the proceeds of any other Junior Financing, (ii) so long as the Borrowers are in compliance with Section 5.17, repayment of the Interim Junior Financing other than the Short Term Interim Junior Financing, with (v) the proceeds of any Long Term Junior Financing, (w) the issuance of equity of the Domestic Borrower or any of its subsidiaries otherwise permitted hereunder, (x)  Indebtedness otherwise permitted hereunder, (y) insurance or condemnation payments and (z) any Asset Sale (subject to the limitations of Section 6.04(g)), in each case, to the extent required by the documentation evidencing said Interim Junior Financing and subject to Lender’s rights with respect to any such payments or proceeds, (iii) regularly scheduled payments of interest on the Subordinated Indebtedness and the Long Term Junior Financing and (iv) any required or mandatory payment, repurchase or redemption at the maturity date thereof (regardless of how such maturity date may be brought about) or upon the occurrence of a Change of Control (or other change in control however defined) in each case, under the governing documents for any Junior Financing then outstanding (provided that, for the avoidance of doubt, this clause (iv) shall not permit any optional or voluntary payment, repurchase or redemption of Indebtedness outstanding under any Long Term Junior Financing); and
     “(h) subject to the provisions of Section 5.08, 3226509 Nova Scotia Company, as long as no Event of Default has occurred and is continuing or would exist after giving effect thereto, pay principal and interest pursuant to the terms and conditions of the ARAM Sellers’ Note.”
     (w) Amendment to Section 6.09. Section 6.09 is hereby amended and restated as follows:
     “SECTION 6.09 Restrictive Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Borrower or any of its respective Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Obligor to pay dividends or other distributions with respect to any shares of its capital stock (to the extent the holder of such shares is an Obligor) or to make or repay loans or advances to such Borrower or any Guarantor or to guarantee Indebtedness of such Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of a Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) paragraph (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) the foregoing shall not apply to restrictions or conditions contained in the agreements related to the Junior Financing or the ARAM Sellers’ Note or any guarantee thereof.”
     (x) Amendment to Section 6.16. Section 6.16 is hereby amended and restated as follows:
     “SECTION 6.16 Minimum Tangible Net Worth. The Domestic Borrower and its Subsidiaries shall maintain a minimum Tangible Net Worth of not less than 80% of the Tangible Net Worth as of the date of the ARAM Acquisition (provided that until the ARAM Acquisition is consummated or in the event such acquisition does not occur prior to November 1, 2008, such date shall be March 31, 2008) plus (i) 50% of the Consolidated Net Income of Borrowers and their respective Subsidiaries (if positive) for each fiscal quarter thereafter and (ii) 80% of the net proceeds from any mandatorily convertible notes and preferred and common stock issuances for each fiscal quarter thereafter.”
     (y) Amendment to Section 7.01. Section 7.01 is hereby amended by restating paragraphs (d) and (f) in their entirety, each to read as follows:
     “(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.02, 5.03 (with respect to the Domestic Borrower’s existence), 5.08 or 5.17 or in Article VI (other than those referenced in (e) and (f), below);”
     “(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, including without limitation the Junior Financing or the ARAM Sellers’ Note, when and as the same shall become due and payable after giving effect to any applicable grace period.”
     (z) Amendment to Article IX. References in Article IX to “Domestic Revolving Loans” shall, from and after the date hereof, mean and refer to “Domestic Loans”. References in Article IX to “Domestic Revolving Lender” or “Domestic

Revolving Lenders” shall, from and after the date hereof, mean and refer to “Domestic Lender”.
       (aa) Amendment of Section 10.04. Section 10.04 is hereby amended by restating sub-paragraphs (b)(i)(A) and (b)(i)(B) in their entirety to read as follows:
               “(A) the Borrowers, provided that no such consent of the Borrowers shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment, an Affiliate of a Revolving Lender immediately prior to giving effect to such assignment or any Approved Fund, or for an assignment of any Term Loan to an assignee that is a Term Loan Lender immediately prior to giving effect to such assignment or an Affiliate of a Term Loan Lender immediately prior to giving effect to such assignment, or, if an Event of Default has occurred and is continuing, any other assignee, and”
               “(B) the Administrative Agent and, in the case of any assignment of Revolving Loans or Revolving Term Loan Commitments, the Issuing Lender, provided that no such consent shall be required for an assignment of any Revolving Loan Commitment to an assignee that is a Revolving Lender or an Affiliate of a Revolving Lender, in each case, with a Revolving Loan Commitment immediately prior to giving effect to such assignment or for an assignment of any Term Loan to an assignee that is a Term Loan Lender or an Affiliate of a Term Loan Lender, in each case, with Term Loans owing to it immediately prior to giving effect to such assignment;”
        (bb) Amendment to Schedule 2.01. Schedule 2.01 is hereby restated and replaced by the Schedule 2.01 attached hereto as Exhibit A.
        (cc) Amendment to Schedule 5.16. Schedule 5.16 is hereby restated and replaced by the Schedule 5.16 attached hereto as Exhibit B.
      3. Increase of Revolving Credit Commitments. All parties hereto acknowledge that pursuant to Section 2.18 of the Credit Agreement, a Commitment Increase Notice has been given by the Domestic Borrower, that, in addition, this Amendment serves as a Commitment Increase Agreement, that as of the First Amendment Effective Date, the Revolving Credit Commitment has been increased to $110,000,000, that HSBC Bank Canada has executed a New Lender Agreement setting forth its Revolving Loan Commitment in the amount of $10,000,000, and that the maximum balance available to be requested by both Borrowers collectively under Section 2.18 is now $40,000,000.
      4. Amendment to Domestic Security Agreement. The Domestic Security Agreement is hereby amended by restating the definition of Secured Obligations contained therein to read as follows:
     “Secured Obligations” means (i) all Obligations of the Domestic Borrower or any of the Domestic Guarantors with respect to, or arising out of, the Domestic Loans, (ii) all duties, obligations and liabilities of the Domestic Borrower or any of its Domestic

Subsidiaries of any kind under any Permitted Swap Agreement and (iii) all obligations and liabilities of the Domestic Borrower or any of its Domestic Subsidiaries owing to any Lender under bank cards, foreign exchange or other similar bank products, in the case of each of the foregoing clauses (i) through (iii), whether now or hereafter existing owing by the Domestic Borrower or any of the Domestic Guarantors, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or, after an Event of Default, any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement; provided, however, that to the extent that the assets of any Debtor party hereto are all or substantially all comprised of stock or securities in one or more Foreign Subsidiaries, the Secured Obligations of such Debtor hereunder shall be limited as set forth in Section 9.01(d) of the Credit Agreement.”
     5. Conditions to Effectiveness. This Amendment shall be effective on the First Amendment Effective Date upon satisfaction of each of the following conditions:
     (i) The Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Amendment signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.
     (ii) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Amendment Effective Date) of (a) David L. Roland, Esq., general counsel of the Domestic Borrower, and (b) Mayer Brown LLP, New York counsel for the Domestic Borrower.
     (iii) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Domestic Borrower and the Domestic Guarantors (collectively, the “Domestic Obligors”), the authorization of the transactions contemplated by this Amendment, the authority of each natural Person executing any of the Loan Documents on behalf of any Domestic Obligor and any other legal matters relating to the Domestic Obligors, this Agreement or the transactions contemplated by this Amendment, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (iv) Each Lender requesting a promissory note evidencing such Lender’s Term Loans or the increased Revolving Loan Commitment of such Lender shall have received from the applicable Borrower(s) one or more Notes payable to such Lender.

     (v) The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Domestic Borrower hereunder to the extent that invoices have been provided to the Domestic Borrower in advance of such First Amendment Effective Date.
     (vi) All material governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Domestic Borrower and its Subsidiaries shall have been obtained and be in full force and effect.
     (vii) The Lenders shall have received (a) audited consolidated financial statements of the Domestic Borrower and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (b) satisfactory unaudited interim consolidated financial statements of the Domestic Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2008, and (c) a Compliance Certificate, indicating, among other things, pro-forma compliance with Sections 6.14, 6.15 and 6.16 following the ARAM Acquisition (based on the most recent unaudited financial statements of ARAM).
     (viii) Commitments from financial institutions satisfactory to the Agent, in an amount required to fund the increased Revolving Loan Commitment, shall have been obtained.
     (ix) The Administrative Agent shall have received all documents and other items that it may reasonably request in writing relating to any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.
     (x) No Default or Event of Default exists.
          6. Representations and Warranties. Each Borrower and each Guarantor hereby confirms that the representations and warranties contained in the Credit Agreement and the other Loan Documents made by it are true and correct as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date. Each Borrower and each Guarantor also hereby confirm that this Amendment has been duly authorized by all necessary corporate action and constitutes the binding obligation of each of the Borrowers and the Guarantors, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).
          7. Continuing Effect of the Credit Agreement. This Amendment shall not constitute a waiver of any provision not expressly referred to herein and shall not be construed as a consent to any action on the part of the Borrowers or Guarantors that would require a waiver or consent of the Lenders or an amendment or modification to any term of the Loan Documents except as expressly stated herein. Except as expressly modified hereby, the provisions of the Credit Agreement and the Loan Documents are and shall remain in full force and effect.
          8. Ratification. The Domestic Borrower and each Domestic Guarantor hereby confirm and ratify the Credit Agreement and each of the other Loan Documents to which it is a party, as amended hereby, and acknowledges and agrees that the same shall continue in full force and effect, as amended hereby, and by any prior amendments thereto. The Foreign Borrower and each Foreign Guarantor hereby confirm and ratify the Credit Agreement and each of the other Loan Documents to which it is a party, as amended hereby, and acknowledges and agrees that the same shall continue in full force and effect, as amended hereby, and by any prior amendments thereto. For the avoidance of doubt, each Domestic Guarantor hereby unconditionally guarantees the full, final and complete repayment of the Term Loan to the same extent it has guarantied the Revolving Loan as set forth in the Credit Agreement.
          9. Counterparts. This Amendment may be executed by all parties hereto in any number of separate counterparts each of which may be delivered in original, electronic or facsimile form and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          10. References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular article, section or provision of this Amendment. References in this Amendment to an article or section number are to such articles or sections of this Amendment unless otherwise specified.
          11. Headings Descriptive. The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.
          12. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to such state’s conflict of laws rules.
          13. Release by Borrowers and Guarantors. Each Borrower and each Guarantor does hereby release and forever discharge the Agent and each of the Lenders and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever known to any Obligor, whether based on law or equity, which any of said parties has held or may now own or hold, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Credit Agreement, Loan Documents, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between the Borrowers or Guarantors or their representatives and the Agent and each Lender or any of their respective directors, officers, agents, employees, attorneys or other representatives and, in either case, whether or not caused by the sole or partial negligence of any indemnified party. Such release, waiver, acquittal and discharge shall and does include any claims of any kind or nature which may, or could be, asserted by any of the Borrowers or Guarantors.
          14. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

DOMESTIC BORROWER:

ION GEOPHYSICAL CORPORATION,
a Delaware corporation

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Executive Vice President and Chief Financial Officer
[Signature page to First Amendment to Credit Agreement]

FOREIGN BORROWER:

ION INTERNATIONAL S.À R.L.,
a Luxembourg private limited liability company

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Attorney-in-Fact
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS:

GX TECHNOLOGY CORPORATION,
a Texas corporation

By:	/s/ R. Brian Hanson

Name:	R. Brian Hanson
Title:	Vice President
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS:

ION EXPLORATION PRODUCTS (U.S.A.), Inc.,
a Delaware corporation

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Vice President
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF DOMESTIC AND FOREIGN LOANS:

I/O MARINE SYSTEMS, INC., a Louisiana corporation

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Vice President
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF FOREIGN LOANS:

CONCEPT SYSTEMS LIMITED, a private limited
company incorporated under the law of Scotland

By: Name:	/s/ David L. Roland David L. Roland
Title:	Director
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF FOREIGN LOANS:

I/O CAYMAN ISLANDS, LTD, an Exempted
Company incorporated in the Cayman Islands

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Director
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF FOREIGN LOANS:

ION INTERNATIONAL HOLDINGS L.P.,
a Bermuda limited partnership

By:	ION Exploration Products (USA) Inc.,
a Delaware corporation,
its General Partner

	By: Name:	/s/ R. Brian Hanson R. Brian Hanson
	Title:	Vice President
[Signature page to First Amendment to Credit Agreement]

GUARANTOR OF FOREIGN LOANS:

SENSOR NEDERLAND B.V., a private company
incorporated under the laws of The Netherlands

By: Name:	/s/ R. Brian Hanson R. Brian Hanson
Title:	Director
[Signature page to First Amendment to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:

HSBC BANK USA, N.A.

By: Name:	/s/ Steven F. Larsen Steven F. Larsen
Title:	First Vice President
[Signature page to First Amendment to Credit Agreement]

LENDER:

HSBC BANK CANADA

By: Name:	/s/ Kevin Bale Kevin Bale
Title:	Assistant Vice President, Energy Financing

By:	/s/ Perry Englot

Name:	Perry Englot
Title:	Vice President, Energy Financing
[Signature page to First Amendment to Credit Agreement]

LENDER:

ABN AMRO BANK N.A.

By: Name:	/s/ James L. Moyes James L. Moyes
Title:	Managing Director

By:	/s/ Todd Vaubel

Name:	Todd Vaubel
Title:	Director
[Signature page to First Amendment to Credit Agreement]

LENDER:

CITIBANK, N.A.

By: Name:	/s/ Faith E. Allen Faith E. Allen
Title:	Senior Vice President / Area Manager
[Signature page to First Amendment to Credit Agreement]

LENDER:

WHITNEY NATIONAL BANK

By: Name:	/s/ Kevin Rafferty Kevin Rafferty
Title:	Senior Vice President
[Signature page to First Amendment to Credit Agreement]

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By: Name:	/s/ W. J. Bowne W. J. Bowne
Title:	Managing Director
[Signature page to First Amendment to Credit Agreement]

LENDER:

ABU DHABI INTERNATIONAL BANK INC.

By: Name:	/s/ David Young David Young
Title:	Vice President

By: Name:	/s/ Nagy S. Kolta Nagy S. Kolta
Title:	Executive Vice President
[Signature page to First Amendment to Credit Agreement]